Exhibit 107

Calculation of Filing Fee Table

424(b)(7)

(Form Type)

Permian Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(a) and Rule 457(r)	1,500,000(2)	$15.76(2)	$23,640,000.00	0.00014760	$3,489.27

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(a), Rule 457(c) and Rule 457(r)	1,820,078(3)	$15.59(4)	$28,375,016.02	0.00014760	$4,188.16

	Total Offering Amounts					$52,015,016.02		$7,677.43

	Total Fee Offsets							0.00

	Net Fee Due							$7,677.43

(1)

The filing fee, calculated in accordance with Rule 457(a), Rule 457(r) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), has been transmitted to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the securities offered, as applicable, and registered by means of the prospectus supplement to which this exhibit is attached (the “prospectus supplement”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” table in the registration statement on Form S-3ASR (File No. 333-275405) of Permian Resources Corporation (the “Registrant”), which became automatically effective upon filing with the Commission on November 8, 2023.

(2)

Represents the shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Permian Resources Corporation (the “Registrant”), to be sold by certain of the selling stockholders referenced in the prospectus supplement at the publicly announced offering price of $15.76 per share of Class A common stock.

(3)

Represents the shares of Class A common stock that will be offered for resale by certain of the selling stockholders pursuant to the prospectus supplement. Pursuant to Rule 416 under the Securities, the prospectus supplement also registers an indeterminate number of shares of Class A common stock, which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Class A common stock.

(4)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee for the shares pf Class A common stock that will be offered for resale by certain of the selling stockholders pursuant to the prospectus supplement, based on the average of the high and low sales price per share of the Class A common stock, as reported on The New York Stock Exchange on February 28,2024.